Exhibit 99.1

NORWOOD FINANCIAL CORP

ANNOUNCES CASH DIVIDEND

HONESDALE, PENNSYLVANIA – DECEMBER 18, 2024

James O. Donnelly, President and Chief Executive Officer of Norwood Financial Corp (NASDAQ Global Market - NWFL) and its subsidiary Wayne Bank, announced that the Board of Directors has declared a $0.31 per share cash dividend, which is payable on February 1, 2025, to stockholders of record as of January 15, 2025. The $0.31 per share is a $0.01 increase over the per share dividend declared in the third quarter of 2024, and represents a 3.33% increase over the cash dividend declared in the fourth quarter of 2023.

Mr. Donnelly commented, “The Board is extremely pleased to provide our shareholders with this quarterly dividend. It reflects the Company’s financial strength and strong capital position which has contributed to our solid performance.”

Norwood Financial Corp, through its subsidiary, Wayne Bank operates fifteen offices in Northeastern Pennsylvania and fourteen offices in Delaware, Sullivan, Ontario, Otsego and Yates Counties, New York. As of September 30, 2024, Norwood had total assets of $2.3 billion, loans outstanding of $1.7 billion, total deposits of $1.9 billion and total capital of $196 million. The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

CONTACT:	John M. McCaffery
Executive Vice President and Chief Financial Officer
NORWOOD FINANCIAL CORP
(272) 304-3003
www.waynebank.com